Exhibit 99.1

CytRx Corporation Enters Into Securities Purchase

Agreement for $10 Million With Healthcare-Focused Institutional Investor

LOS ANGELES, July 13, 2021—(BUSINESS WIRE)—CytRx Corporation (OTCQB: CYTR) (“CytRx” or the “Company”), a specialized biopharmaceutical company focused on research and development for the oncology and neurodegenerative disease categories, today announced that it has entered into a securities purchase agreement (the “Purchase Agreement”) with a single healthcare-focused institutional investor (the “Investor”) for aggregate gross proceeds of approximately $10 million. Under the terms of the Purchase Agreement, CytRx has agreed to sell 2,000,000 shares of its common stock at a purchase price of $0.88 per share for total gross proceeds of approximately $1.76 million in a registered direct offering and 8,240 shares of Series C 10.00% Convertible Preferred Stock (the “Preferred Stock”) at a purchase price of $1,000 per share for total gross proceeds of approximately $8.24 million, in a concurrent private placement. The shares of the Preferred Stock will be convertible, upon shareholder approval as described below, into an aggregate of up to 9,363,637 shares of common stock at a conversion price of $0.88 per share. The Preferred Stock includes beneficial ownership limitations that preclude conversion that would result in the Investor owning in excess of 9.99% of the Company’s outstanding shares of common stock.

CytRx will also issue to the Investor an unregistered preferred investment option (the “Investment Option”) that allows for the purchase of up to 11,363,637 shares of common stock for additional gross proceeds of approximately $10 million if the Investment Option is exercised in full. The exercise price for the Investment Option is $0.88 per share. The Investment Option shall have a term equal to five and one-half years commencing upon the Company increasing its authorized common stock following shareholder approval (the “Authorized Share Increase”).

H.C. Wainwright & Co. is acting as exclusive placement agent for the offering.

CytRx intends to use the net proceeds received from the offering for working capital purposes.

The registered direct offering and concurrent private placement are expected to close on or about July 15, 2021, subject to the satisfaction of customary closing conditions. The issuance of the shares of common stock underlying the Preferred Stock and the Investment Option sold in the private placement is subject to the Authorized Share Increase.

The shares of common stock sold in the registered direct offering are being offered and sold in the registered direct offering by CytRx pursuant to a “shelf” registration statement on Form S-3 (File No. 333-255431), including a base prospectus, previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”) on July 12, 2021. The registered direct offering is being made only by means of a prospectus supplement that forms a part of the registration statement. A final prospectus supplement and an accompanying base prospectus relating to the registered direct offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Electronic copies of the prospectus supplement and accompanying base prospectus may be obtained, when available, from H.C. Wainwright & Co., 430 Park Avenue, New York, NY 10022 or via telephone at (212) 856-5711 or email at placements@hcwco.com.

The Series C Preferred Stock and Investment Options sold in the private placement and the shares of common stock issuable thereunder are being offered pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”), and have not been registered under the Act, or applicable state securities laws, and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale, would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

***

About CytRx Corporation

CytRx Corporation (OTCQB: CYTR) is a biopharmaceutical company with expertise in discovering and developing new therapeutics principally to treat patients with cancer and neurodegenerative diseases. CytRx’s most recent advanced drug conjugate, aldoxorubicin, is an improved version of the widely used anti-cancer drug doxorubicin and has been out-licensed to ImmunityBio, Inc. (NASDAQ: IBRX). In addition, CytRx’s drug candidate, arimoclomol, was sold to Orphazyme A/S (Nasdaq: ORPH) in exchange for milestone payments and royalties. Orphazyme is developing arimoclomol in Niemann-Pick disease Type C (“NPC”) and Gaucher disease. Learn more at www.cytrx.com.

Forward-Looking Statements

This press release may contain certain statements relating to future results which are forward-looking statements. These statements are not historical facts, but instead represent only CytRx’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of CytRx’s control. Forward-looking statements include those relating to the offering of CytRx’s securities, including as to the consummation of the offering described above, the expected proceeds from the offering, the intended use of proceeds and the timing of the closing of the offering, which may be affected by, among others, delays in satisfying or failure to satisfy closing conditions for the registered direct offering and the concurrent private placement and adverse changes in general economic and market conditions. Forward-looking statements also includes statements relating to the potential receipt of EMA and FDA approval of arimoclomol, the CytRx’s potential receipt of future milestone and royalty payments from Orphazyme and the achievement of long-term value for the CytRx’s stockholders. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks and uncertainties relating to the ability of Orphazyme to obtain regulatory approval for, manufacture and commercialize its products and therapies that use arimoclomol; the results of clinical trials involving arimoclomol; the amount, if any, of future milestone and royalty payments that we may receive from Orphazyme; and other risks and uncertainties described in the most recent annual and quarterly reports filed by the CytRx with the SEC, including disclosures under the heading “Risk Factors”, and current reports filed since the date of the CytRx’s most recent annual report. All forward-looking statements are based upon information available to the CytRx on the date the statements are first published. The CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Greg Marose / Charlotte Kiaie

gmarose@mkacomms.com / ckiaie@mkacomms.com

###